EXHIBIT 10.19

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 31st day of January, 2007, by and among CPG International I Inc., a Delaware corporation (“CPG International”), Pro-Cell, LLC, an Alabama limited liability company (“Pro-Cell,” and together with CPG International, “Employer”), CPG International Holdings LP, a Delaware limited partnership (“CPG International Holdings”), and Christopher Bardasian (“Executive”).

RECITALS

WHEREAS, CPG International will purchase membership interests (the “Units”) in Pro-Cell pursuant to the Unit Purchase Agreement, dated as of December 13, 2006, between CPG International, Christopher Bardasian, Kevin Sloan, and Larry Sloan (the “Unit Purchase Agreement”);

WHEREAS, Employer desires to continue to employ Executive and to utilize his management services as indicated herein, and Executive has agreed to provide such management services to Employer;

WHEREAS, as a condition precedent and a material inducement for Employer to purchase the Units and to continue to employ and pay Executive, Executive has agreed to execute this Agreement and be bound by the provisions herein;

WHEREAS, as a condition precedent and a material inducement for Employer to enter into the Unit Purchase Agreement and this Agreement, Executive has agreed to execute the Noncompetition Agreement among Employer, Executive and the other parties thereto, dated as of the date hereof (the “Noncompetition Agreement”), and be bound by the provisions therein; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PROVISIONS

•         Term and Duties. Employer hereby agrees to employ Executive as the Senior Vice President – Pro-Cell Sales and Marketing commencing on the date of the Closing (as defined in the Unit Purchase Agreement) and continuing for a period of three (3) years (the “Initial Term”) or until terminated in accordance with this Section 1 or Section 5. Unless terminated by written notice delivered at least thirty (30) days prior to the expiration of the Initial Term, Executive’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and together with the Initial Term, the “Term”) until terminated by written notice delivered at least thirty (30) days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, Executive shall devote his best efforts and abilities to the performance of Executive’s duties on behalf of Employer and to the promotion of its interests consistent with and subject to the direction of John Loyack, the President of CPG International, or his successor during the first eighteen (18) months of the Initial Term, and thereafter, of John Loyack or his successor or Ralph Bruno or any other Business Unit President or their successors. Executive shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of Employer and shall not be actively involved in any other trade or business or as an employee of any other trade or business. Nothing contained herein shall be deemed to prevent or limit Executive’s rights to (i) engage in religious, charitable or other non-profit activities, and (ii) make any other passive investments which do not otherwise interfere, in any material respect, with Executive’s duties hereunder or violate the terms of Executive’s Noncompetition Agreement.

•	Compensation.

In consideration of the services to be rendered by Executive during the Term, Employer shall pay to Executive $250,000 per year (“Base Compensation”), payable bi-weekly and prorated for any partial employment period. Such Base Compensation shall be reviewed annually by the Board of Directors of CPG International (the “Board”), or any compensation committee of the Board, for purposes of considering an increase to (but never a decrease of) such Base Compensation in its sole discretion. Executive shall also be eligible for an annual bonus with a target of not less than forty (40) percent of his Base Compensation, based upon the achievement of certain performance goals determined by John Loyack or his successor and the Board. Notwithstanding the foregoing, Executive’s annual bonus for 2007 shall be determined in accordance with Schedule A.

•	Signing Bonus.

Executive shall be eligible to receive a signing bonus in the amount of $500,000 (the “Signing Bonus”), which will be paid to Executive on the date on which the Closing occurs if he is employed by Employer on that date. If Executive terminates his employment for other than Good Reason or is terminated for Cause within the twelve (12) month period following the date on which the Closing occurs, Executive shall immediately and with no further action forfeit to CPG International Holdings for no consideration a number of Class A Units thereof, which are then owned by Executive, having a value on the date of termination equal to $500,000 times a fraction the numerator of which is the number of days during the Term on which Executive was employed by Employer and the denominator of which is 365.

•	Benefits.

•          Subject to Section 4(c) below, after the date hereof and until the first day of the first calendar month following the date of the Closing (such date, the “Eligibility Date”), Executive shall be eligible to participate in such benefit programs offered by Pro-Cell (other than bonus plans) as are offered to similarly-situated employees (except in the case of equity-based incentive plans where awards are subject to Board (or committee thereof) approval and in each case no less favorable than the terms of benefits generally available to the employees of Pro-Cell (based on seniority), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question. Subject to Section 4(c) below, from and after the Eligibility Date, Executive shall be eligible to participate in such benefit programs offered by CPG International as are offered to similarly-situated employees (except in the case of equity-based incentive plans where awards are subject to Board (or committee thereof) approval)and in each case no less favorable than the terms of benefits generally available to the employees of CPG International (based on seniority), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question.

•          For each calendar year, Executive shall be entitled to three (3) weeks vacation.

•          Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. Pro-Cell shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the generally applicable policies; provided the Board’s written approval shall be required prior to Executive’s incurring $10,000 of expenses in any one instance or $20,000 of expenses in the aggregate.

•          Upon the earlier of the termination of Executive's employment or the 12 month anniversary of the date hereof, Executive shall have the option to have assigned to him, at no cost, that certain term life insurance policy presently in effect insuring the life of Executive and for which the Employer is the named beneficiary, and upon such election the Employer shall cause such life insurance policy to be transferred and assigned to Executive, whereupon Executive shall assume all of the obligations thereunder from and after the date of such assignment.

•          Termination. Executive’s employment shall terminate upon the first to occur of the following (each a “Termination Date”):

•	The expiration of the Term;

•          Executive’s death or disability (mentally, physically or emotionally), so that Executive cannot substantially perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred eighty (180) days during any 365 day period during the Term;

•          Executive’s voluntary termination of his employment for any reason other than Good Reason, upon not less than ten (10) business days’ written notice to Employer;

•	Executive’s termination of his employment for Good Reason;

•          Employer’s termination of Executive’s employment for other than Cause, upon not less than ten (10) business days’ written notice to Executive; or

•	Employer’s termination of Executive’s employment for Cause.
•	Termination Payments.

•          Except as otherwise provided herein, Executive’s Base Compensation and other benefits, if any, shall terminate on the Termination Date.

•          In the event of a termination of Executive’s employment with Employer pursuant to Sections 5(d) or 5(e), Employer shall be obligated, in lieu of any other remedies available to Executive, to provide Executive with the following: (i) continuation of Executive’s Base Compensation at the rate then in effect for a period of twelve (12) months (the “Termination Payment”), (ii) continuation of group health plan benefits for a period of twelve (12) months to the extent authorized by and consistent with 29 U.S.C. §1161 et seq., subject to payment of premiums by Executive at the active employee’s rate and (iii) payment of all earned but unpaid Base Compensation and earned but unpaid incentive compensation, unpaid expense reimbursements, accrued but unused vacation and any vested benefits Executive may have under any employee benefit plan, under this Agreement and under any bonus, incentive or other plan (the “Accrued Payments”). Employer’s obligation to make the Termination Payment shall be conditioned upon (i) the absence of a material breach by Executive of the Noncompetition Agreement and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employer (the “Release”). Subject to Section 6(e), the Termination Payment shall be paid in installments on Employer’s regular payroll dates occurring during the twelve (12) month period immediately following the effectiveness of the Release. Subject to Section 6(e), the Accrued Payments shall be paid within thirty (30) days following the Termination Date.

•          In the event of a termination of Executive’s employment pursuant to Section 5(a), 5(b), 5(c) or 5(f), Employer shall pay to Executive, his estate or legal representative, as the case may be, the Accrued Payments.

•          Any termination of Executive’s employment shall not adversely affect or alter Executive’s rights under any employee benefit plan of Pro-Cell in which Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

•          If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 6 which are subject to Section 409A shall not commence until six months from the Termination Date, with the first payment to be equal to the aggregate amount that would have been paid to Executive under this Section 6 during the first six months immediately following the Termination Date had this Section 6(e) not been applicable.

•	Definitions.

•          “Cause” as used herein shall mean Executive’s (i) commission of an act which constitutes common law fraud, embezzlement (other than occasional, customary and de minimis use of Employer’s property for personal purposes) or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to Employer’s business, standing or reputation; (ii) gross negligence on the part of Executive in the performance of his duties hereunder; (iii) breach of his duty of loyalty or care to Employer; (iv) ongoing refusal or failure to perform Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Board, in each case after receiving written notice describing his noncompliance and being given a ten (10) business days opportunity to cure (to the extent curable) such non-compliance; or (v) material breach by Executive of this Agreement, the Noncompetition Agreement or any other agreement with or for the benefit of Employer to which Executive is a party or by which Executive is bound (excluding, however, the Unit Purchase Agreement and the Contribution Agreement dated as of December 13, 2006, by and among CPG International Holdings, Christopher Bardasian, Kevin Sloan, and Larry Sloan (the “Contribution Agreement”)), which material breach is not cured (to the extent curable) within ten (10) business days following written notice from Employer.

•          “Good Reason” shall mean (i) without Executive’s express written consent, the assignment to Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with Employer, or a material adverse change in his reporting responsibilities, titles or offices, or any demotion of Executive from any of such positions, in each case as in effect on the date hereof; (ii) Employer's requirement of Executive, without his express written consent, to be based at a location more than 50 miles away from Executive's current office location in Mansfield, Texas; or (iii) any material breach by Employer of this Agreement, which material breach is not cured (to the extent curable) within ten (10) business days following written notice from Executive.

•          Consideration. Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of Executive’s covenants set forth herein or in the Noncompetition Agreement.

•          No Prior Agreements. Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

•	Miscellaneous.

•          Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Executive:

Christopher Bardasian
1517 Cannon Gate Drive
Mansfield, Texas 76063

with copy to:

Goodwin Procter LLP
599 Lexington Avenue
New York, NY 10022
Attn: Stuart Rosenthal

If to Employer:

Compression Polymers Holding Corporation
c/o AEA Investors LLC
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attn: Sanford Krieger

with copy to:
Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, NY 10004-1980

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

•          Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Executive, whether oral or written. This Agreement, the Noncompetition Agreement, the Unit Purchase Agreement, and the Contribution Agreement constitute the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by Employer and Executive.

•          Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by Employer and its successors and assigns, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

•          Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

•          Remedies; Waiver. No remedy conferred upon Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

•          Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

•          Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles.

•          Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL I INC.
/s/ AMY C. BEVACQUA
By:	Amy C. Bevacqua
Title:	Vice President

CPG INTERNATIONAL HOLDINGS LP
By:	CPG Holding I LLC, its General Partner

/s/ AMY C. BEVACQUA
By:	Amy C. Bevacqua
Title:	Vice President

PRO-CELL LLC
/s/ KEVIN SLOAN
By:	Kevin Sloan
Title:	Co-President and Co-Chief Executive Officer

EXECUTIVE:

By:	/s/ CHRISTOPHER G. BARDASIAN
Christopher G. Bardasian

Schedule A

Christopher Bardasian: 2007 Annual Bonus

Bonus as % of Base
2007 Sales of Pro-Cell	Compensation

$50 million	10
55	"	15
60	"	20
65	"	25
70	"	30
75	"	35
80	"	40